Filed Pursuant to Rule 433

Registration No. 333-289302-04

ENTERGY LOUISIANA, LLC

$1,500,000,000

$750,000,000 Collateral Trust Mortgage Bonds 4.90% Series due April 15, 2036 (the “2036 Bonds”)

$750,000,000 Collateral Trust Mortgage Bonds 5.65% Series due April 15, 2056 (the “2056 Bonds”)

Final Terms and Conditions

February 23, 2026

Issuer:	Entergy Louisiana, LLC

Security Type:	Collateral Trust Mortgage Bonds (SEC Registered)

Expected Ratings(1):	A2 (stable outlook) by Moody’s Investors Service, Inc. A (stable outlook) by S&P Global Ratings

Trade Date:	February 23, 2026

Settlement Date (T+3)(2):	February 26, 2026

Principal Amount:
2036 Bonds:	$750,000,000
2056 Bonds:	$750,000,000

Interest Rate:
2036 Bonds:	4.90%
2056 Bonds:	5.65%

Interest Payment Dates:
2036 Bonds:	April 15 and October 15 of each year
2056 Bonds:	April 15 and October 15 of each year

First Interest Payment Date:
2036 Bonds:	October 15, 2026
2056 Bonds:	October 15, 2026

Final Maturity Date:
2036 Bonds:	April 15, 2036
2056 Bonds:	April 15, 2056

Optional Redemption Terms:
2036 Bonds:	In whole or in part, make-whole call at any time prior to January 15, 2036 at a discount rate of Treasury plus 15 bps and, thereafter, at 100% of the principal amount of the 2036 Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.
2056 Bonds:	In whole or in part, make-whole call at any time prior to October 15, 2055 at a discount rate of Treasury plus 15 bps and, thereafter, at 100% of the principal amount of the 2056 Bonds being redeemed plus accrued and unpaid interest thereon to the redemption date.

Call for Tax Credit Event:	Upon a notice of redemption, in whole but not in part, at 101% of the principal amount of the series of Bonds to be redeemed plus, in each case, accrued and unpaid interest thereon to the redemption date (provided, that such notice may be issued no later than December 31, 2026, for a redemption no less than 10 days nor more than 60 days after such notice).

Benchmark Treasury:
2036 Bonds:	4.125% due February 15, 2036
2056 Bonds:	4.625% due November 15, 2055

Benchmark Treasury Price:
2036 Bonds:	100-25+
2056 Bonds:	98-27+

Benchmark Treasury Yield:
2036 Bonds:	4.027%
2056 Bonds:	4.696%

Spread to Benchmark Treasury:
2036 Bonds:	88 bps
2056 Bonds:	98 bps

Re-offer Yield:
2036 Bonds:	4.907%
2056 Bonds:	5.676%

Price to Public:
2036 Bonds:	99.935% of the principal amount of the 2036 Bonds
2056 Bonds:	99.613% of the principal amount of the 2056 Bonds

Net Proceeds After Underwriting Discount and Before Expenses:
2036 Bonds:	$744,637,500
2056 Bonds:	$740,535,000

CUSIP / ISIN:
2036 Bonds:	29364WBR8 / US29364WBR88
2056 Bonds:	29364WBS6 / US29364WBS61

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

KeyBanc Capital Markets Inc.

RBC Capital Markets, LLC

Regions Securities LLC

Co-Manager:	Siebert Williams Shank & Co., LLC

In addition to the information set forth above, the fifth paragraph under the caption “Underwriting - General” in the preliminary prospectus supplement dated February 23, 2026 is replaced in its entirety as follows:

We estimate that the total expenses payable by us for this offering will be $2,700,000, excluding the underwriting discounts.

(1)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Rating outlook is assigned at the issuer level and not to individual securities and may be subject to revision at any time.

(2)

It is expected that delivery of the bonds will be made on or about February 26, 2026, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds more than one business day prior to the scheduled settlement date will be required, by virtue of the fact that the bonds will initially settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds more than one business day prior to the scheduled settlement date should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, a copy of the prospectus for the offering can be obtained by calling (i) J.P. Morgan Securities LLC collect at 1-212-834-4533, (ii) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, (iii) Scotia Capital (USA) Inc. toll-free at 1-800-372-3930, (iv) SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, or (v) TD Securities (USA) LLC toll-free at 1-855-495-9846.

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